UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 30, 2006
(Date of earliest event reported)
Corning Natural Gas Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-00643 (Commission File Number)	16-0397420 (I.R.S. Employer Identification No.)

330 West William Street, Corning New York (Address of principal executive offices)	14830 (Zip Code)
(607) 936-3755
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Effective November 30, 2006, Thomas K. Barry resigned as president, chief executive officer and chairman of the board of Corning Natural Gas Corporation (the “Company”). Mr. Barry will remain employed by the Company as special assistant to the chief executive officer through January 3, 2007. Thereafter, Mr. Barry will provide consulting services to the Company for a period of up to four years pursuant to a consulting, confidentiality and non-competition agreement between Mr. Barry and the Company (the “Consulting Agreement”). Mr. Barry’s prior employment agreement with the Company was terminated with the exception of provisions allowing Mr. Barry’s continued participation in employee benefit plans and pension benefits. Pursuant to the terms of the Consulting Agreement, Mr. Barry’s severance agreement was terminated and the deferred compensation agreement between Mr. Barry and the Company remains in full force and effect. Mr. Barry also agreed to standard confidentiality, non-competition, non-solicitation and non-disparagement provisions for a period through December 31, 2010.
Also effective November 30, 2006, Thomas H. Bilodeau, Bradford J. Faxon and Kenneth James Robinson each resigned as a director of the Company. Michael German, Ted W. Gibson, and Richard M. Osborne were immediately appointed by the remaining board member to fill the resulting vacancies on the board. Mr. Robinson had resigned as executive vice president of the Company effective November 1, 2006.
On November 30, 2006, the Company and Michael I. German entered into an employment agreement pursuant to which the Mr. German agreed to serve as president and chief executive officer of the Company effective December 18, 2006 (the “Employment Agreement”). Joel Moore, vice president of operations of the Company, will be acting president until Mr. German’s arrival. Mr. German, 56, will resign as Senior Vice President — Utility Operations of Southern Union Company, a position he has held since August 2005, to serve as president and CEO of Corning. Southern Union is a publicly held natural gas utility company. From 1994 until joining Southern Union, Mr. German served as senior vice president of Energy East Corporation, a public utility holding company, as well as president of various subsidiaries of Energy East.
Pursuant to the Employment Agreement, Mr. German will serve as president and CEO for a period of three years, with an automatic renewal for successive one year periods thereafter. Mr. German will also receive 75,000 options to purchase common stock of the Company for a price of $15.00 per share under a stock option plan to be proposed by the board. The Employment Agreement provides termination payments to Mr. German in the event of a change in control of the Company or other termination of Mr. German’s employment. The Employment Agreement also contains standard confidentiality, non-competition non-solicitation provisions for a period including Mr. German’s employment with the Company and the twelve months immediately following the date of the termination of his employment.

The foregoing descriptions of the Consulting Agreement and Employment Agreement are not complete and are qualified in their entirety by reference to the full and complete terms of such agreements, which are attached to this current report on Form 8-K as Exhibits 10.1 and 10.2.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
10.1 Consulting, Confidentiality and Non-Competition Agreement made November 30, 2006 between the Company and Thomas K. Barry
10.2 Employment Agreement entered into November 30, 2006 between Michael German and the Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Fi Sarhangi

Name:	Fi Sarhangi
Title:	Chief Financial Officer
Dated: December 6, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting, Confidentiality and Non-Competition Agreement made November 30, 2006 between the Company and Thomas K. Barry

10.2	Employment Agreement entered into November 30, 2006 between Michael German and the Company